Exhibit 99.2

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5003 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Management Succession,

Corporate Reduction in Workforce

Minneapolis, Minnesota, January 8, 2008 — BUCA, Inc. (Nasdaq: BUCA) announced today that Wallace B. Doolin, the Company’s current Chairman and Chief Executive Officer, will relinquish his Chief Executive Officer responsibilities to John T. Bettin, the Company’s current President and Chief Operating Officer, effective February 1, 2008. This change is being made as part of an immediate reduction in workforce, eliminating approximately 13% of the positions at the Company’s Minneapolis headquarters. Mr. Doolin will continue to serve as Chairman of the Company’s Board of Directors.

“I joined BUCA three years ago to implement operational and financial turnaround strategies, to improve corporate governance in the midst of an SEC investigation and to develop a successor CEO,” said Mr. Doolin. “While we have made progress in the past three years, with the announcement last month that the Company is exploring strategic alternatives, and in light of current general economic conditions and the slowdown we have seen in the casual dining market, we believe the prudent action is to make the difficult decisions regarding a reduction in workforce and reducing our new store opening plans. I remain committed to assisting the Company, its shareholders and family members in my continuing capacity as Chairman of the Board. As Chairman of the Board, I will be focused on assisting with the exploration of strategic alternatives, continued improvements in governance and supporting John Bettin in his new role. We are pleased to have a successor of John’s caliber lead BUCA. John is an established professional with abundant experience at multiple concepts, which I believe will provide invaluable expertise to BUCA, Inc.”

“As a member of the BUCA family for the past 15 months, I understand the challenges that are facing the Company,” said Mr. Bettin, “and I look forward to continuing to work to improve our remarkable Company for our shareholders and family members.”

Overall, the reduction in force is expected to save approximately $2.1 million annually in general and administrative expense going forward, after an initial charge of approximately $765,000 in the first quarter of fiscal 2008 related to severance and other expenses in connection with the reduction in force.

Mr. Bettin joined BUCA in October 2006 and has served as the Company’s President and Chief Operating Officer. Bettin’s career began on the culinary side at Houlihan’s, part of Gilbert/Robinson, where he progressed from Corporate Executive Chef and Director of Culinary to Vice President of Operations to Senior Vice President of Concept Development. In 1994, he became Executive Vice President of Operations for Capital Restaurant Concepts and, from 1998 to 2005, was President of Morton’s of Chicago. While at Morton’s, he led and directed operations, purchasing, marketing, finance, information services, human resources and training. In 2005, Bettin joined Potbelly Sandwich Works as its Chief Operations Officer and Senior Vice President.

The Company also announced that it had reached a tentative agreement to settle the securities fraud class action filed against the Company. The suit had been dismissed with prejudice by the district court, but the plaintiffs were appealing the ruling to the United States Court of Appeals for the Eighth Circuit. The tentative agreement, which is still subject to final agreement and to approval by the court, would settle the suit on a class-wide basis in exchange for payment of $1.6 million, which would be paid by the Company’s insurance carrier. “This tentative agreement resolves the last material legal matter left over from prior management,” said Mr. Doolin. “We have been successful in resolving all of these matters that stemmed from prior management, including an SEC investigation, by working to improve corporate governance and instill a culture of integrity at BUCA.”

The Company also announced that it closed its underperforming Colorado Springs, Colorado, restaurant on December 30, 2007 and expects to open one new restaurant in fiscal 2008.

About the Company:

BUCA, Inc. owns and operates 90 highly acclaimed Italian restaurants under the name Buca di Beppo in 25 states and the District of Columbia.

Forward-Looking Statements:

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the timing of the expected changes in management, the amount of the expected savings due to the cost-cutting measures and the amount of the initial charge related to the changes, the expected settlement of the securities fraud lawsuit and the number of new restaurant openings. These and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other reports previously filed with the SEC. The Company disclaims any obligation to update forward-looking statements.

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